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                                (CINEMARK LOGO)                     EXHIBIT 99.1

                                                                    NEWS RELEASE

>For Immediate Release...

CINEMARK USA, INC. ANNOUNCES CASH TENDER OFFER FOR ITS 9 5/8% SENIOR SUBORDINATED NOTES

    Plano, TX, April 18, 2003 -- Cinemark USA, Inc. (the "Company"), announced today that it is commencing a tender offer for up to $240 million aggregate principal amount of its outstanding $200 million 9 5/8% Series B Senior Subordinated Notes due 2008 (CUSIP No. 172441AF4) and $75 million 9 5/8% Series D Senior Subordinated Notes due 2008 (CUSIP No. 172441AJ6), (collectively, the "Notes"). The tender offer is being made pursuant to an Offer to Purchase dated April 18th, 2003, and related Letter of Transmittal, which more fully set forth the terms of the tender offer.

    The tender offer is scheduled to expire at midnight, New York City time, on May 15, 2003, unless extended or earlier terminated (the "Expiration Date"). Holders of Notes who tender their Notes on or prior to 5:00 pm, New York City time, on April 24, 2003, unless extended or earlier terminated (the "Early Tender Date"), will receive the Total Consideration of 101.4% of the principal amount of the Notes validly tendered (as described below). Holders who tender their Notes after 5:00 pm, New York City time, on the Early Tender Date but prior to midnight, New York City time, on the Expiration Date, will receive 100% of the principal amount of the Notes validly tendered (the "Tender Offer Consideration"). The Total Consideration is the sum of the Tender Offer Consideration and a premium of 1.4% paid to each holder of Notes that validly tenders on or prior to the Early Tender Date. In each case, holders that validly tender their Notes shall receive accrued and unpaid interest up to, but not including, the payment date.

    The tender offer will be conditioned upon, among other things, (i) the receipt by the Company of sufficient net proceeds from a new senior subordinated notes offering and up to $50 million of borrowings under its existing credit facility to fund the purchase of the Notes in the Offer and (ii) the receipt of valid tenders of Notes in an aggregate principal amount of not less than $150 million that are not properly withdrawn on or prior to the Expiration Date.

    Questions regarding the tender offer should be directed to Lehman Brothers Inc., the sole Dealer-Manager for the tender offer, at 212-528-7581 or 800-438-3242 (Attention: Emily Shanks). Requests for assistance or additional sets of the offer materials may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at 800-967-7574 or 212-269-5550.

    This press release shall not constitute an offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the offer to purchase and related letter of transmittal. In any jurisdiction where the laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed made on behalf of the company by Lehman Brothers Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

    Statements concerning the Company's business expectations, intentions, plans and beliefs, together with other statements made in this press release that are not historical facts are "forward-looking statements" as that term is defined under the federal securities laws. All forward-looking statements are subject to the risks and uncertainties that could cause actual outcomes and results to differ materially from those expressed or suggested, including those described in the company's filings with the Securities and Exchange Commission.

    As of December 31, 2002, the Company, headquartered in Plano, Texas, has 280 theaters and 3,031 screens in 33 states, and internationally in 14 countries including Argentina, Brazil, Canada, Chile, Colombia, Costa Rica, Ecuador, Honduras, Nicaragua, Mexico and Peru.

    The Company intends that this press release be governed by the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995 (the "PSLR Act") with respect to statements that may be deemed to be forward-looking statements under the PSLR Act. Such forward-looking statements may include, but are not limited to, the Company and any of its subsidiaries' long-term theatre strategy. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors.

    The Company, headquartered in Plano, TX, has an interactive website at www.cinemark.com where customers can view showtimes, purchase tickets and buy concessions over the internet.

                                          Robert Copple, CFO